Exhibit 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO     MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consent to the use of our name and the use of our opinion dated July 16, 2008, except for note 21 which is as of July 23, 2008,on the consolidated financial statements of Yukon Gold Corporation, Inc. (the "Company") included in its Annual Report on Form 10-KSB filed by the Company, for the fiscal year ended April 30, 2008 and to the use of our name and the use of our opinion dated July 16, 2008, except for note 21 which is as of July 23, 2008, on the consolidated financial statements of the Company for the fiscal year ended April 30, 2008 in the Company’s annual report on Form 10-KSB as amended by the Company for the fiscal year ended April 30, 2008.

"SCHWARTZ LEVITSKY FELDMAN LLP"
Toronto, Ontario, Canada	Chartered Accountants
September 18, 2008	Licensed Public Accountants